EXHIBIT 99

The Spiegel Group Reports May Sales

DOWNERS GROVE, Ill. - June 5, 2003 - The Spiegel Group (Spiegel, Inc.) today reported net sales of $150.9 million for the four weeks ended May 24, 2003, an 11 percent decrease from net sales of $169.9 million for the four weeks ended May 25, 2002.
  For the 21 weeks ended May 24, 2003, net sales declined 22 percent to $680.0 million from $873.9 million in the same period last year.
  The company also reported that comparable-store sales for its Eddie Bauer division decreased 1 percent for the four-week period and 9 percent for the 21-week period ended May 24, 2003. Eddie Bauer retail sales reflect strong customer response to its women's apparel offer, offset by weakness in its men's apparel offer and the home division.
  Net sales for May include $25.5 million in liquidation sales resulting from the sale and transfer of inventory to an independent liquidator in conjunction with the closing of 81 stores. The liquidator is conducting store-closing inventory sales as part of the plan to close 60 Eddie Bauer retail and outlet stores, 16 Spiegel outlet and clearance stores and five Newport News outlet stores.
  Excluding the liquidation sales, the Group's net sales from retail and outlet stores fell 6 percent compared to last year, reflecting a decline in comparable-store sales and fewer stores compared to last year. Direct net sales (catalog and e-commerce) decreased 41 percent compared to last year, primarily due to lower customer demand and a planned reduction in catalog circulation.
  In addition, the company believes that direct sales, and to a lesser extent store sales, continue to be negatively impacted by the company's decision in early March to cease honoring the private-label credit cards issued by First Consumer National Bank to customers of its merchant companies (Eddie Bauer, Newport News and Spiegel Catalog). In early May, the company launched new credit card programs using a third-party credit card provider. The company stated that it is very pleased to have the new credit card programs in place to strengthen their marketing efforts, however, it will take time to rebuild customer utilization of its private-label credit cards.
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations.
These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; uncertainty regarding the servicing of the company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the company of the Pay-Out Events recently experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com